EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Caterpillar Inc. of our report dated June 26, 2025 relating to the financial statements and supplemental schedule of Caterpillar Rail Division Retirement Savings Plan for Collectively Bargained Employees, which appears in the Annual Report of Caterpillar Rail Division Retirement Savings Plan for Collectively Bargained Employees on Form 11-K for the year ended December 31, 2024.

/s/PricewaterhouseCooper LLP
Dallas, Texas
December 11, 2025